SHORT TERM INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

          SHORT TERM INCOME FUND, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST: The Articles of Incorporation of the Corporation are hereby amended as follows:

          1. Paragraph (e) of Article THIRD of the Articles of Incorporation is amended by striking the phrase "Common Stock" wherever it appears in that paragraph and inserting in lieu thereof the word "stock".

          2. Article FIFTH of the Articles of Incorporation is amended to read in its entirety as follows:

                      "FIFTH: (1) The total number of shares of stock of all classes which the Corporation shall have authority to issue is ten billion (10,000 ,"000,000), all of which stock shall have a par value of one mill ($.001) per share and an aggregate par value of Ten Million Dollars ($10,000,000).

                      (2)(a) The Board of Directors of the Corporation is authorized to classify or to reclassify, from time to time, any

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           unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, and qualifications or terms and conditions of or rights to require redemption of the stock and, pursuant to such classification or reclassification, to increase or decrease the number of authorized shares of any class, but the number of shares of any class shall not be reduced by the Board of Directors below the number of shares thereof then outstanding.

                      "(b) Without limiting the generality of the foregoing, the dividends and distributions of investment income and capital gains with respect to the stock of the Corporation, and with respect to each class that thereafter may be created, shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from class to class to such extent and for such purposes as the Board of Directors may deem appropriate, including, but not limited to, the purpose of complying with requirements of regulatory or legislative authorities.

       "(3) Until such time as the Board of Directors shall provide otherwise in accordance with paragraph (2) of this Article FIFTH, seven billion (7,000,000,000) of the authorized shares of stock of the Corporation are designated as Money Market Portfolio Common Stock and three billion (3,000,000,000) of such shares are designated as U.S. Government Portfolio Common Stock. Each share of the Corporation's Common Stock issued and outstanding immediately prior to the effectiveness of this paragraph (3) shall be redesignated Money Market Portfolio Common Stock, and any certificate for shares of the Corporation's Common Stock then outstanding shall be deemed to represent the same number of shares of Money Market Portfolio Common Stock. Shares of Money Market Portfolio Common Stock and of U.S. Government Portfolio Common Stock and the holders thereof shall be subject to the following provisions.

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                      "(a) As more fully set forth hereafter, the
           assets and liabilities and the income and expenses of each class of the Corporation's stock shall be determined separately and, accordingly, the net asset value, the dividends payable to holders, and the amounts distributable in the event of dissolution of the Corporation to holders, of shares of the Corporation's stock may vary from class to class. Except for these differences and certain other differences hereafter set forth, each class of the Corporation's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of and rights to require redemption.

                      "(b) All consideration received by the
           Corporation for the issue or sale of shares of a class of the Corporation's stock, together with all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds ir) whatever form the same may be, shall irrevocably belong to that class for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration, income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" that class.

                      "(c) The assets belonging to a class of the Corporation's stock shall be charged with the liabilities of the Corporation with respect to that class and with-that class' share of the liabilities of the Corporation not attributable to any particular class, in the latter case in the proportion that the net asset value of that class (determined without regard to such liabilities) bears to the net asset value of all classes of the Corporation's stock (determined without regard to such liabilities) as determined in accordance with Article NINTH hereof. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities,

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           including accrued expenses and reserves, ar assets to a
           particular class or classes.

                      "(d) Each holder of stock of the Corporation, upon request to the Corporation (accompanied by surrender of the appropriate stock certificate or certificates in proper form for transfer, if any certificates have been issued to represent such shares) shall be entitled to require the Corporation to redeem, to the extent that the Corporation may lawfully effect such redemption under the laws of the State of Maryland, all or any part of the shares of stock standing in the name of such holder on the books of the Corporation at a price per share equal to the net asset value per share computed in accordance with Article NINTH hereof. Payment of the aggregate such price may be made in cash or, at the option of the Corporation, wholly or partly in such portfolio securities of the Corporation as the Corporation shall select.

                      "(e)(i) The Corporation shall be entitled but not required to redeem shares of stock from any stockholder or stockholders, to the extent and at such times as the Board of Directors 'shall, in its absolute discretion, determine to be necessary or advisable to prevent the Corporation from qualifying as a "personal holding company", within the meaning of the Internal Revenue Code of 1954, as amended from time to time. Notice shall be given in accordance with subparagraph (iii) of this paragraph (e).

                      "(ii) The Corporation shall be entitled to purchase shares of stock, to the extent that the Corporation may lawfully effect such purchase under the laws of the State of Maryland, upon such terms and conditions and for such consideration as the Board of Directors shall deem advisable, by agreement with the stockholder at a price not exceeding the net asset value per share computed in accordance with Article NINTH hereof.

                      "(iii) If any purchase or redemption under subparagraph (i) of this paragraph (e) is upon notice, the notice shall be in writing personally delivered or deposited in the mail. If mailed the notice shall be

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           addressed to the stockholder at his post office address as shown on the books of the Corporation, and sent by certified or registered mail, postage prepaid. The price for shares acquired by the Corporation pursuant to subparagraph (i) of this paragraph (e) shall be paid in cash in an amount equal to the net asset value of such shares, computed in accordance with Article NINTH hereof.

                      "(f) Payment by the Corporation for shares of stock of the Corporation surrendered to it for redemption shall be made by the Corporation within seven business days of such surrender out of the funds legally available therefor, provided that the Corporation may suspend the right of the holders of stock of the Corporation to redeem shares of stock and may postpone the right of such holders to receive payment for any shares (i) for any period during which the New York Stock Exchange is closed other than customary weekend and holiday closings or during which trading on the New York Stock Exchange is restricted, as determined by the rules and regulations of the Securities and Exchange Commission or any successor thereto; (ii) for any period during which an emergency, as determined by the rules and regulations of the Securities and Exchange Commission or any successor thereto, exists as a result of which disposal by the Corporation of securities owned by it is not reasonably practicable or as a result of which it is not reasonably practicable for the Corporation to fairly determine the value of its net assets; or (iii) for such other periods as the Securities and Exchange Commission or any successor thereto may by order permit for the protection of stockholders of the Corporation.

                      "(g) Shares of each class of stock shall be entitled to such dividends or distributions, in stock or .in cash or both, as may be declared from time to time by the Board of Directors, acting in its sole discretion, with respect to such class, provided that dividends or distributions shall be paid on shares of a class of stock only out of lawfully available assets belonging to that class.


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                      "(h) For the purpose of allowing the net asset
           value per share of a class of the Corporation's stock to remain constant, the Corporation shall be entitled to declare, pay and credit as dividends daily the net income (which may include or give effect to realized and unrealized gains and losses, as determined in accordance with the Corporation's accounting and portfolio valuation policies) of the Corporation allocated to that class. If the amount so determined for any day is negative, the Corporation shall be entitled, witnout the payment of monetary compensation but in consideration of the interest of the Corporation and its stockholders in maintaining a constant net asset value per share of the class, to redeem pro rata from all the stockholders of record of that class at the time of such redemption (in proportion to their respective holdings of shares of that class) such number of the Corporation's outstanding shares of that class, or fractions thereof, as shall be required to permit the net asset value per share of the class to remain constant.

                      "(i) The right of any holder of stock of the Corporation purchased or redeemed by the Corporation as provided in paragraphs (d), (e) or (h) of this Article FIFTH to receive dividends thereon and all other rights of such holder with respect to such shares shall terminate at the time as of which the purchase or redemption price of such shares is determined, except the right of such holder to receive (i) the purchase or redemption price of such shares from the Corporation or its designated agent and
           (ii) any dividend or distribution to which such holder has previously become entitled as the record holder of such shares on the record date for such dividend or distribution.

                      "(j) In the. event of the liquidation or dissolution of the Corporation, the stockholders of a class of the Corporation's stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to that class. The assets so distributable to the stockholders of a class shall be distributed among such stockholders


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           in proportion to the number of shares of that class held by them and recorded on the books of the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular class of stock, such assets shall be allocated to all classes in proportion to the net asset value of the respective classes and then distributed to the holders of stock of each class in proportion to the net asset value of the shares of that class held by the respective holders.

                      "(k) On each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each such share standing in his name on the books of the Corporation irrespective of the class thereof; provided, however, that to the extent class voting is required by the Investment Company Act of 1940 or regulations thereunder, as from time to time amended, or the laws of the State of Maryland as to any such matter, those requirements shall apply.

                      "(1) The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares, arid shares in fractional denominations shall be shares of stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation, excluding, however, the right to receive a stock certificate representing such fractional shares.

                      "(m) In the absence of any specification as to the purpose for which such shares of stock of the Corporation are redeemed or purchased by it, all shares so redeemed or purchased shall be deemed to be retired in the sense contemplated by the laws of the State of Maryland and the number of authorized shares of stock of the Corporation shall not be reduced by the number of any shares redeemed or purchased by it. Until their classification is changed in accordance with section (2) of this Article FIFTH, all shares so redeemed or purchased shall continue to belong to the class or series to which they belonged at the time of their redemption or purchase.

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                      "(4) No holder of any shares of stock of the
           Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any such shares which the Corporation shall issue or propose to issue; and any and all of the shares of stock of the Corporation, whether now or hereafter authorized, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, by the Board of Directors to such persons, firms, corporations' and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering same, or any thereof, to any said holder.

                      "(5) All persons who shall acquire stock or other securities of the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation, as from time to time amended."


           3. Paragraph (a)(2) of Article SEVENTH of the Articles of Incorporation is amended by striking the phrase "Common Stock" where it first appears in that paragraph and inserting in lieu thereof the words "any class of stock" and by striking the phrase "Common Stock" where it second appears in that paragraph and inserting in lieu thereof the words "that class of stock".

           4. Paragraph (b) of Article SEVENTH of the Articles of Incorporation is amended by adding the words "of all classes or of any class of the Corporation's stock" immediately following the word "votes" in the fourth and eighth lines thereof.

           5. Article SEVENTH of the Articles of Incorporation is amended by adding the following new paragraph as paragraph (f) to read in its entirety as follows:

                      "(f) The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to vote (without

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           regard to class) shall constitute a quorum at any meeting
           of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of each class required to vote as a class on the matter shall constitute a quorum."

          6. Article NINTH of the Articles of Incorporation is amended to read in its entirety as follows:

                      "NINTH: For the purposes of the computation of net asset value referred to in these Articles of Incorporation, the following rules shall apply:

                      "(a) The net asset value of each share of a class of stock of the Corporation issued or sold at its net asset value shall be the net asset value per share of that class when next determined as provided in paragraph (d) of this Article NINTH following acceptance by the Corporation of the subscription or other agreement with respect to the issue or sale of such share.

                      "(b) The net asset value of each share of a class of stock of the Corporation redeemed by the Corporation at the request of its holder shall be the net asset value per share of that class when next determined as provided in paragraph (d) of this Article NINTH following the time the Corporation received a request for redemption of such share, in good order with all appropriate documentation including stock certificates, if any, duly endorsed for transfer.

                      "(c) The net asset value of each share of a class of stock of the Corporation purchased or redeemed by it otherwise than upon request for redemption by its holder shall be the net asset value per share of that class when next determined as provided in paragraph (d) of this Article NINTH following the Corporation's determination or agreement to purchase or redeem such share, the expiration of any notice period and fulfillment of any other conditions precedent to such purchase or redemption, or such lower price per share as may be specified in the agreement, if any, with the

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           stockholder for the purchase or redemption of his shares.

                      "(d) The net asset value of a share of a class of stock of the Corporation as at the time of a particular determination shall be the quotient obtained by dividing the value at such time of the net assets of that class (i.e., the value of the assets belonging to that class less the liabilities charged to that class exclusive of capital stock and surplus) by the total number of shares of that class outstanding at such time, all determined and computed as provided in the Corporation's By-Laws.

                      "(e) The Corporation shall determine net asset value per share of a class of its stock on such days and at such times as prescribed by the rules and regulations of the Securities and Exchange Commission or any successor thereto. The Corporation may also determine such net asset value at other times.

                      "(f) The Corporation may suspend the
           determination of net asset value during any period when it may suspend the right of its stockholders to require the Corporation to redeem their shares."

           SECOND: The board of directors of the Corporation on September 17, 1982, duly adopted a resolution in which was set forth the foregoing amendment to the Articles of Incorporation declaring that the said amendment of the Articles of Incorporation as proposed was advisable and directing that it be submitted for action thereon by the stockholders of the Corporation at the annual meeting to be held on November 19, 1982.

          THIRD: Notice setting forth a summary of the changes to be effected by said amendment of the Articles of Incorporation and stating that a purpose of the meeting of the stock-

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holders would be to take action thereon was given, as required by law, to all stockholders entitled to vote thereon. The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of the votes entitled to be cast thereon pursuant to the provisions of paragraph (b) of Article SEVENTH of the Articles of Incorporation which provides that certain actions may be taken or authorized upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon.


           FOURTH: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.


           FIFTH: (a) The total number of shares of stock which the Corporation was heretofore authorized to issue is two billion (2,000,000,000) shares, all of one class, par value of one mill ($.001) per share with an aggregate par value of Two Million Dollars ($2,000,000).

           (b) The total number of shares of all classes of stock is increased by this amendment to ten billion (10,000,000,000) shares, par value of one mill ($.001) per share with an aggregate par value of Ten Million Dollars ($10,000,000), consisting of seven billion (7,000,000,000) shares of Money Market Portfolio Common Stock and three

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billion (3,000,000,000) shares of U.S. Government Portfolio Common Stock.


           (c) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of the authorized capital stock as increased are as set forth in Article FIRST of these Articles of Amendment.

           IN WITNESS WHEREOF, SHORT TERM INCOME FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on November 19, 1982.

                                                    SHORT TERM INCOME FUND, INC.
                                                    By:  _______________________
                                                          /s/ Stephen L. Wald
                                                                 President

Attest:

-------------------------
/s/ Bernadette N. Finn
    Secretary


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                                 ACKNOWLEDGMENT

         THE UNDERSIGNED, President of SHORT TERM INCOME FUND, INC., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                   ----------------------------
                                                     /s/Stephen L. Wald